Exhibit 99.1

Contact:	Ruth Pachman/Michael Herley	Chris A. McFadden
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8940
CARVER BANCORP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2011 RESULTS
New York, New York, February 14, 2011 — Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for the three month period ended December 31, 2010, the third quarter of its fiscal year ending March 31, 2011 (“fiscal 2011”).
The Company reported a net loss of $8.2 million for the third quarter of fiscal 2011 compared to net income of $0.8 million for the third quarter of fiscal 2010 and a loss of $23.4 million for the second quarter of fiscal 2011. On a per share basis, the net loss per share for the quarter was $3.30 compared to net income per share of $0.22 for the third quarter of fiscal 2010 and a net loss per share of $9.44 for the second quarter of fiscal 2011. The loss for the current quarter is due primarily to a higher provision for loan losses and a lower net interest margin.
“We remain focused on two core priorities, rebalancing our loan portfolio and preserving capital, as we weather the recession’s impact on our balance sheet,” said Deborah C. Wright, Carver Bancorp, Inc.’s Chairman and CEO. “Over the past nine months, we have reduced our construction loan balances by approximately 27% through a combination of strategies including problem loan resolutions, charge offs, pay downs and early payoffs. As we apply these approaches to all categories of our real estate loan portfolio over the coming quarters, delinquency performance indicators may fluctuate. We are cautiously optimistic, however, that total delinquencies will begin to subside during the first half of fiscal 2011.
“On the capital front, despite our quarterly net loss, our capital ratios remained largely flat over the prior quarter due to execution of an innovative transaction to sell certain of the Company’s New Markets Tax Credit (NMTC) investments, which increased equity by $6.7 million. Importantly, we maintained capital ratios at December 31, 2010, that met the regulatory statutory definition of ‘well capitalized’, while we continue to actively engage in discussions aimed at raising significant new capital, which may include a combination of equity and debt instruments. This goal remains our highest priority and we are encouraged by our progress to date.”
“While the overall economic environment continues to be challenging, we are focused on putting our Company in a better position to build upon the strength of our franchise and the long-standing relationships we have in the community with our customers,” Ms. Wright concluded.

As previously announced, on February 10, 2011, the Bank and Carver consented to enter into a Cease and Desist Order (“Order”) with the Office of Thrift Supervision (“OTS”) which includes a capital directive requiring the Bank to achieve and maintain minimum regulatory capital levels in excess of statutory minimums in order to be considered well-capitalized. The Order also contains restrictions on future extensions of credit and requires development of various procedures to improve the Bank’s asset quality. For additional information regarding the Order please see the Form 8-K filed with the Securities and Exchange Commission on February 10, 2011.
Income Statement Highlights
Third Quarter Results
The Company reported a net loss for the quarter ended December 31, 2010 of $8.2 million compared to net income of $0.8 million for the prior year quarter. The net loss is primarily the result of $5.0 million in higher provisions for loan losses and lower net interest income of $1.2 million.
Net Interest Income
Interest income decreased $1.6 million in the third quarter, compared to the prior year quarter, as the average balance of interest earning assets decreased $58.4 million, primarily due to a $74.3 million decrease in the average balance of loans, offset by a $15.9 million net increase in the average balance of mortgage-backed securities, investment securities and federal funds sold. The decline in average loans was the result of management’s efforts to reduce the Company’s concentration of real estate asset classes in its loan portfolio. The reduction in real estate assets will continue over the next several quarters until the Company’s level of real estate assets are within regulatory guidelines. The current low interest rate environment combined with elevated levels of non-performing assets and a reduction in interest earning assets continues to constrain net interest income.
Interest expense decreased by $0.4 million, or 13.9%, to $2.3 million for the third quarter, compared to $2.7 million for the prior year quarter. The decrease was primarily due to a decline in deposit interest expense of $0.3 million. The decrease in interest expense reflects a 10 basis point decrease in the average cost of interest-bearing liabilities to 1.47% for the third quarter, compared to an average cost of 1.57% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to the decrease in promotional rates on money market balances and the continued downward re-pricing of certificates of deposits.
Provision for Loan Losses
The Company recorded a $6.2 million provision for loan losses for the third quarter compared to $1.3 million for the prior year quarter. For the three months ended December 31, 2010, net charge-offs were $2.4 million compared to net charge-offs of $0.4 million for the prior year period. The increase in provision reflects the Company’s continued high levels of delinquencies and non-performing loans, the overall inherent risk in the portfolio and the uncertainty caused by the uneven economic recovery in local real estate markets and the New York City economy.
Non-interest Income
Non-interest income decreased $1.2 million, or 41.5%, to $1.7 million for the third quarter, compared to $3.0 million for the prior year quarter. The decrease is primarily due to non-recurring items in the prior year quarter including a gain on the sale of a Bank-owned building of $1.2 million and a gain on the sale of investment securities of $0.5 million.

Non-interest Expense
Non-interest expense decreased $1.3 million, or 14.5%, to $7.6 million compared to $8.9 million for the prior year quarter. The decline is related to non-recurring write downs and costs of $0.8 million associated with the relocation of a branch, recorded in the prior year period. Additionally, loan related expenses in the current period are $0.1 million lower than in the prior year period. The current year period includes one-time legal and consulting expenses of $0.5 million related to the sale of the Company’s equity interests in certain NMTC investments.
Income Taxes
The income tax expense was $2.3 million for the third quarter compared to $0.6 million benefit for the prior year period. The expense for the three month period ending December 31, 2010 consists of an income tax expense of $2.3 million, primarily related to the Company’s sale of its equity interest in NMTC investments.
Nine Month Results
The Company reported a net loss for the nine months ended December 31, 2010 of $34.0 million, compared to net income of $1.2 million for the prior year period. The decrease is primarily due to $17.0 million of higher provisions for loan losses and an $18.2 million valuation allowance recorded against the Company’s deferred tax asset, offset in part by an increase in non-interest income of $2.4 million.
Net Interest Income
Net interest income decreased $1.9 million to $20.2 million compared to $22.1 million for the prior year period. This change is due to a decline of $3.0 million in interest income offset by a decline of $1.1 million in interest expense on deposits.
Interest income on loans was the primary driver of the decline in interest income, decreasing $2.5 million or 8.9% from the prior year period. The change reflects a year over year decline of $42.2 million in the average balance as well as a reduction in the average yield on loans of 16 basis points to 5.37%, compared to the prior year period of 5.53%. Also contributing to the decline in interest income is the yield on the mortgage backed securities portfolio. The average yield decreased 95 basis points to 3.18% compared to the prior year period of 4.13%, primarily reflecting the current low interest rate environment.
Interest expense decreased $1.1 million or 12.8% from the prior year period. The decline is primarily the result of lower interest expense on deposits of $1.1 million. This decline reflects a 17 basis point decrease in the average cost of interest bearing liabilities to 1.49% from 1.66% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to decreases in rates on money market balances and the downward re-pricing of certificates of deposits.

Provision for Loan Losses
For the nine month period ending December 31, 2010 the Company recorded a $20.3 million provision for loan losses compared to $3.3 million for the prior year period. Net charge-offs totaled $11.0 million for the nine months ended December 31, 2010 compared to net charge-offs of $1.4 million for the prior year period. The Company determined that an increase in provision was warranted given its current level of delinquencies and realized charge offs, coupled with continued uncertainty in the real estate market.
Non-Interest Income
Non- interest income increased $2.4 million during the nine month period ending December 31, 2010 to $5.8 million compared to $3.4 million in the prior year period. The increase is primarily due to fees of $1.1 million received on three NMTC transactions and a reduction of $2.1 million in the amount required to reflect loans held for sale at the lower of cost or fair value. These items were partially offset by a non-recurring gain on the sale of a Bank-owned building of $1.2 million in the prior year period.
Non-interest Expense
Non-interest expense decreased $0.2 million during the nine month period ending December 31, 2010 to $22.7 million compared to $22.9 million in the prior year period. The decline is related to non-recurring write downs and costs of $0.8 million associated with relocation of a branch in the prior year period. This decrease was partially offset by higher consulting and legal expenses of $0.5 million in the current period related to sale of the Company’s equity interests in certain NMTC investments.
Income Taxes
The income tax expense recorded for the period ended December 31, 2010 consists of a tax benefit of $1.2 million and a valuation allowance of $18.2 million recorded against the net DTA during the nine month period. This valuation allowance does not preclude the Company from utilizing the accumulated deferred tax asset to offset future earnings.
Financial Condition Highlights
At December 31, 2010, total assets decreased $62.0 million, or 7.7%, to $743.5 million compared to $805.5 million at March 31, 2010. The loan portfolio decreased $67.7 million, the loan loss provision increased $9.3 million, and the deferred tax asset net of valuation allowance, decreased $14.0 million. These decreases were offset by increases in investment securities of $14.8 million, cash and cash equivalents of $14.4 million and other assets of $0.6 million.
Cash and cash equivalents increased $14.4 million, or 37.4%, to $52.7 million at December 31, 2010, compared to $38.3 million at March 31, 2010. The increase is due to the Company maintaining higher levels of cash liquidity and an influx of customers’ transaction account balances near the end of the quarter.
Total securities increased $14.8 million, or 26.7%, to $70.2 million at December 31, 2010, compared to $55.4 million at March 31, 2010 on net purchases of investment securities.

Total loans receivable decreased $67.7 million, or 10.1%, to $602.3 million at December 31, 2010, compared to $670.0 million at March 31, 2010. Principal repayments across all loan classifications contributed to the decrease, with the largest impact from Construction ($26.1 million), Commercial Real Estate ($22.1 million) and Business ($20.1 million) loans.
The Company’s deferred tax asset at March 31, 2010 was $14.3 million. The components of the deferred tax asset are primarily related to the allowance for loan losses and new market tax credits recorded in prior periods. The deferred tax asset increased $3.9 million during the period due primarily to the reported loss for the nine month period ended December 31, 2010 and additional provision for loan losses. Realization of the deferred tax asset is dependent upon the existence of, or generation of, sufficient taxable income to utilize the deferred tax asset. In assessing the need for a valuation allowance, management considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is “more likely than not” the deferred tax assets will not be realized, management records a valuation allowance. Based on the expected future taxable income of the Company and considering the uncertainties in the current market conditions, management concluded that it is more likely than not that the Company will not be able to fully realize the benefit of its deferred tax assets and thus a $18.2 million valuation allowance was recorded during the nine months ended December 31, 2010. This valuation allowance does not preclude the Company from utilizing the accumulated deferred tax asset to offset future earnings.
The Company divested its interest in several NMTC tax investments during the quarter. The divestiture resulted in an increase in stockholders’ equity of $6.7 million which is classified in stockholders’ equity as a non-controlling interest. The investments, if the Company had not sold them, would have generated $7.8 million in tax credits through the period ending March 31, 2014. The Company’s ability to utilize any deferred tax asset generated by these investments would have been dependent on its ability to generate sufficient taxable income from operations or from potential tax strategies to generate taxable income in the future, prior to expiration of the tax credits.
Total liabilities decreased $33.1 million, or 4.5%, to $710.6 million at December 31, 2010, compared to $743.8 million at March 31, 2010.
Deposits decreased $14.3 million, or 2.4%, to $588.9 million at December 31, 2010, compared to $603.2 million at March 31, 2010. Certificates of deposit and NOW balances have declined due to reductions in institutional deposits. These declines have been partially offset by a 15% increase in core customer relationship account balances over the second quarter.
Advances from the FHLB-NY and other borrowed money decreased by $19.0 million, or 14.5%, to $112.5 million at December 31, 2010, compared to $131.6 million at March 31, 2010, as two fixed-rate borrowings matured during the period.
Total stockholders’ equity decreased $28.8 million, or 46.7%, to $32.9 million at December 31, 2010, compared to $61.7 million at March 31, 2010. Key components of this change include a $34.0 million loss recorded for the nine months ended December 31, 2010, partially offset by a $6.7 million increase from the transaction to sell certain of the Company’s NMTC investments. Of this $6.7 million increase, $4.6 million was reflected as a non-controlling interest and $2.1 million was an increase in Additional Paid-in Capital.

Asset Quality
At December 31, 2010, non-performing assets totaled $90.1 million, or 12.1% of total assets compared to $47.6 million or 5.9% of total assets at March 31, 2010 and $79.8 million or 10.6% of total assets at September 30, 2010. Non-performing assets at December 31, 2010 were comprised of $66.7 million of loans 90 days or more past due and non-accruing, $18.9 million of loans classified as a troubled debt restructuring and either not consistently performing in accordance with modified terms or not performing in accordance with modified terms for at least six months and $4.6 million of loans that are either performing or less than 90 days past due and have been deemed to be impaired. Of the $4.6 million of impaired loans included in non-performing assets, approximately $2.7 million, while having experienced some payment difficulties in the past, are presently current with regard to their payments. These loans are considered impaired however due to other risk characteristics and therefore on non-accrual status, due primarily to declines in collateral values. The Company does not anticipate marked improvement in its level of delinquencies until the economy and local real estate markets rebound. However the Company continues to proactively work with borrowers to address delinquent loans and their impact.
The allowance for loan losses was $21.3 million at December 31, 2010, which represents a ratio of the allowance for loan losses to non-performing loans of 23.65% compared to 25.23% at March 31, 2010. The ratio of the allowance for loan losses to total loans was 3.5% at December 31, 2010 up from 1.8% at March 31, 2010.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	December 31,	March 31,
	2010	2010
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$45,645	$37,513
Money market investments	7,055	833

Total cash and cash equivalents	52,700	38,346
Investment securities:
Available-for-sale, at fair value	51,114	43,050
Held-to-maturity, at amortized cost (fair value of $19,560 and $12,603 at December 31, 2010 and March 31, 2010, respectively)	19,049	12,343

Total securities	70,163	55,393

Loans held-for-sale (“HFS”)	1,700	—

Loans receivable:
Real estate mortgage loans	547,190	600,913
Commercial business loans	53,776	67,695
Consumer loans	1,346	1,403

Loans, net	602,312	670,011
Allowance for loan losses	(21,322)	(12,000)

Total loans receivable, net	580,990	658,011
Premises and equipment, net	11,428	12,076
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,353	4,107
Bank owned life insurance	10,042	9,803
Accrued interest receivable	2,773	3,539
Core deposit intangibles, net	114	228
Deferred Tax Asset (net of valuation allowance)	—	14,321
Other assets	10,240	9,650

Total assets	$743,503	$805,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Savings	$105,671	$115,817
Non-Interest Bearing Checking	81,711	58,792
NOW	41,885	43,593
Money Market	69,235	67,122
Certificates of Deposit	290,406	317,925

Total Deposits	588,908	603,249
Advances from the FHLB-NY and other borrowed money	112,535	131,557
Other liabilities	9,204	8,982

Total liabilities	710,647	743,788
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 2,000,000 shares authorized; 18,980 Series A shares, with a liquidation preference of $1,000.00 per share, issued and outstanding at March 31, 2010 exchanged for 18,980 Series B shares with a liquidation preference of $1,000.00 per share, issued and outstanding December 31, 2010	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,484,285 and 2,474,719 shares outstanding at December 31, 2010 and March 31, 2010, respectively)	25	25
Additional paid-in capital	26,330	24,374
Retained earnings	(15,879)	18,806
Non-controlling interest	4,637	—
Treasury stock, at cost (40,406 and 49,972 shares at December 31, 2010 and March 31, 2010, respectively)	(568)	(697)
Accumulated other comprehensive income	(669)	198

Total stockholders’ equity	32,856	61,686

Total liabilities and stockholders’ equity	$743,503	$805,474

See accompanying notes to consolidated financial statements

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009 *
Interest Income:
Loans	$8,021	$9,361	$25,656	$28,149
Mortgage-backed securities	460	632	1,572	2,063
Investment securities	105	73	263	259
Money market investments	19	114	77	129

Total interest income	8,605	10,180	27,568	30,600
Interest expense:
Deposits	1,366	1,637	4,386	5,452
Advances and other borrowed money	960	1,063	2,984	2,999

Total interest expense	2,326	2,700	7,370	8,451

Net interest income	6,279	7,480	20,198	22,149

Provision for loan losses	6,242	1,286	20,318	3,290

Net interest income after provision for loan losses	37	6,194	(120)	18,859

Non-interest income:
Depository fees and charges	725	757	2,224	2,256
Loan fees and service charges	183	186	618	753
Gain on sale of securities, net	1	446	764	446
(Loss)/Gain on sales of loans, net	(1)	(223)	7	(220)
Gain (Loss) on sale of real estate owned
New Market Tax Credit (“NMTC”) fees	473	431	1,654	506
Lower of Cost or market adjustment on loans held for sale	—	—	—	(2,136)
Other	349	1,357	569	1,824

Total non-interest income	1,730	2,954	5,836	3,429

Non-interest expense:
Employee compensation and benefits	2,664	3,053	8,771	9,366
Net occupancy expense	928	1,624	2,880	3,765
Equipment, net	587	569	1,672	1,569
Consulting fees	498	205	1,043	574
Federal deposit insurance premiums	502	255	1,253	1,303
Other	2,459	3,228	7,120	6,352

Total non-interest expense	7,638	8,934	22,739	22,929

(Loss)/Income before income taxes	(5,871)	214	(17,023)	(641)
Income tax expense/(benefit)	2,317	(574)	17,018	(1,810)

Net (loss) income	$(8,188)	$788	$(34,041)	$1,169

(Loss)/Earnings per common share:	$(3.30)	$0.22	$(13.84)	$0.18

*	Restated as previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on July 15, 2010
See accompanying notes to consolidated financial statements

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

	December	September	June	March	December
	2010	2010	2010	2010	2009
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One- to four-family	$16,290	$14,583	$14,320	$7,682	$5,009
Multifamily	14,076	14,103	16,923	10,334	6,406
Non-residential	12,231	11,189	13,249	6,315	3,831
Construction	40,060	36,145	34,792	17,413	12,719
Business	7,471	3,699	7,031	5,799	5,138
Consumer	20	37	15	28	35

Total non-accrual loans	90,148	79,756	86,330	47,571	33,138

Other non-performing assets (2):
Real estate owned	—	19	1	66	28

Total other non-performing assets	—	19	1	66	28

Total non-performing assets (3)	$90,148	$79,775	$86,331	$47,637	$33,166

Accruing loans contractually past due > 90 days (4)	—	1,765	478	1,411	305

Non-performing loans to total loans	14.97%	12.88%	13.34%	7.10%	4.86%
Non-performing assets to total assets	12.12%	10.57%	10.74%	5.91%	4.12%

(1)
Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)
Other non-performing assets generally represent property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure). These assets are recorded at the lower of their cost or fair value.

(3)
Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. TDR loans that have performed in accordance with their modified terms for a period of at least six months are generally considered performing loans and are not presented in the table above.

(4)	Loans 90 days or more past due and still accruing, which were not included in the non-performing category, are presented in the above table.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended December 31,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$612,171	$8,021	5.24%	$686,490	$9,361	5.45%
Mortgage-backed securities	72,755	460	2.53%	61,469	633	4.11%
Investment securities (2)	3,388	118	13.90%	4,946	78	6.25%
Other investments and federal funds sold	7,208	6	0.32%	1,004	108	43.00%

Total interest-earning assets	695,522	8,605	4.95%	753,909	10,180	5.40%
Non-interest-earning assets	53,562			57,419

Total assets	$749,084			$811,328

Interest Bearing Liabilities:
Deposits:
Now demand	$41,456	22	0.21%	$46,516	20	0.17%
Savings and clubs	106,629	71	0.27%	114,301	63	0.22%
Money market	69,227	187	1.08%	52,999	183	1.37%
Certificates of deposit	301,774	1,077	1.43%	327,502	1,362	1.64%
Mortgagors deposits	2,696	9	1.28%	2,186	9	1.65%

Total deposits	521,782	1,366	1.05%	543,504	1,637	1.19%
Borrowed money	112,538	960	3.41%	138,879	1,063	3.03%

Total interest-bearing liabilities	634,320	2,326	1.47%	682,383	2,700	1.57%
Non-interest-bearing liabilities:
Demand	67,995			58,420
Other liabilities	11,470			6,429

Total liabilities	713,785			747,232
Minority Interest	—			—
Stockholders’ equity	35,299			64,096

Total liabilities & stockholders’ equity	$749,084			$811,328

Net interest income		$6,279			$7,480

Average interest rate spread			3.48%			3.83%

Net interest margin			3.61%			3.97%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Nine Months Ended December 31,
	2010			2009*
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$636,849	$25,656	5.37%	$679,012	$28,150	5.53%
Mortgage-backed securities	65,850	1,572	3.18%	66,655	2,063	4.13%
Investment securities (2)	3,621	324	11.92%	4,916	272	7.36%
Other investments and federal funds sold	4,196	16	0.52%	1,017	115	15.07%

Total interest-earning assets	710,516	27,568	5.17%	751,600	30,600	5.43%
Non-interest-earning assets	78,893			53,140

Total assets	$789,409			$804,740

Interest Bearing Liabilities:
Deposits:
Now demand	$48,513	85	0.23%	$50,182	62	0.16%
Savings and clubs	110,655	217	0.26%	117,113	194	0.22%
Money market	70,000	602	1.15%	47,805	486	1.35%
Certificates of deposit	310,379	3,450	1.48%	328,623	4,680	1.89%
Mortgagors deposits	2,707	32	1.58%	2,453	30	1.62%

Total deposits	542,254	4,386	1.08%	546,176	5,452	1.32%
Borrowed money	117,036	2,984	3.40%	128,118	2,999	3.11%

Total interest-bearing liabilities	659,290	7,370	1.49%	674,294	8,451	1.66%
Non-interest-bearing liabilities:
Demand	65,543			58,964
Other liabilities	9,256			7,596

Total liabilities	734,089			740,854
Minority Interest	—			—
Stockholders’ equity	55,320			63,886

Total liabilities & stockholders’ equity	$789,409			$804,740

Net interest income		$20,198			$22,149

Average interest rate spread			3.68%			3.77%

Net interest margin			3.79%			3.93%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

*	Restated as previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on July 15, 2010

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Nine Months Ended
December 31,	December 31,
Selected Statistical Data:	2010	2009	2010	2009

Return on average assets (1)	-4.37%	0.39%	-5.75%	0.19%
Return on average equity (2)	-92.78%	4.92%	-82.05%	2.44%
Net interest margin (3)	3.61%	3.97%	3.79%	3.93%
Interest rate spread (4)	3.48%	3.83%	3.68%	3.77%
Efficiency ratio (5)	95.36%	85.62%	87.34%	89.64%
Operating expenses to average assets (6)	4.08%	4.40%	3.84%	3.80%
Average equity to average assets (7)	4.71%	7.90%	7.01%	7.94%

Average interest-earning assets to average interest-bearing liabilities	1.10	x	1.10	x	1.08	x	1.11	x

Earnings per share — basic	$(3.30)	$0.22	$(13.84)	$0.18
Earnings per share — diluted	N/A	$0.22	N/A	$0.18
Average shares outstanding — basic	2,484,285	2,474,719	2,483,350	2,473,164
Average shares outstanding — diluted	2,538,654	2,492,942	2,537,720	2,491,387
Cash dividends	$—	$0.10	$0.025	$0.30

	December 30,
	2010	2009
Capital Ratios:
Tier I leverage capital ratio (8)	6.36%	8.47%
Tier I risk-based capital ratio (8)	8.64%	8.46%
Total risk-based capital ratio (8)	10.82%	11.35%

Asset Quality Ratios:
Non performing assets to total assets (9)	12.12%	4.12%
Non performing loans to total loans receivable (9)	14.97%	4.86%
Allowance for loan losses to total loans net	3.54%	1.31%
Allowance for loan losses to non-performing loans	23.65%	26.81%

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.

(5)	Operating expenses divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses, annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	Dividends paid on common stock during the period divided by net income for the period.

(9)	Dividend payout ratios are adjusted for the payment of preferred dividends.

(8)	These ratios reflect consolidated bank only.

(9)	Non performing assets consist of non-accrual loans, impaired loans and real estate owned.